UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM 12b-25
                                                               SEC FILE NUMBER
                           NOTIFICATION OF LATE FILING	          000-50783

                                   FORM 10-QSB
                                                                 CUSIP NUMBER
                                                                  628703 10 0
                         For Period Ended:  August 31, 2008

(Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.)

PART I - REGISTRANT INFORMATION


                           American Environmental, Inc.
                       ----------------------------------
                             Full Name of Registrant



                                 4200 Oak Street
                     --------------------------------------
             Address of Principal Executive Office (Street and Number)



                        Palm Beach Gardens, Florida 33418
                        ---------------------------------
                             City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

   Because of delays in completing the Company's financial statements with an independent Securities and Exchange Commission and Public Company Accounting Oversight Board registered public accounting firm which are needed to complete the Form 10-KSB. Figures from the 10-KSB are needed in order to complete the Form 10QSB for the period ending August 31, 2008.

PART IV - OTHER INFORMATION

(1)	Name and telephone number of persons in contact in regard to this notification.

          Richard C. Turner		           561-429-8704
	  --------------------		------------------------
 		(Name)		      (Area Code) (Telephone Number)


(2)	Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
no, identify report (s).  [ ] Yes   [X] No

          The Company is completing its Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ending
          May 31, 2008.

(3)	Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No
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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           American Environmental, Inc.
                        --------------------------------
                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

American Environmental, Inc.


Date:   October 15, 2008            By: /s/ Richard C. Turner
                                        Richard C. Turner, CFO





[ATTENTION: Intentional misstatements of omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001.]